   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 28, 2002

                                                         REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                              JAKKS PACIFIC, INC.
             (Exact name of registrant as specified in its charter)

                     DELAWARE                                           95-4527222
          (State or other jurisdiction of                            (I.R.S. Employer
          incorporation or organization)                            Identification No.)

     22619 PACIFIC COAST HIGHWAY, MALIBU, CALIFORNIA 90265, (310) 456-7799 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 JACK FRIEDMAN
                                    CHAIRMAN
                              JAKKS PACIFIC, INC.
                          22619 PACIFIC COAST HIGHWAY
                            MALIBU, CALIFORNIA 90265
                                 (310) 456-7799
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

                             MURRAY L. SKALA, ESQ.
           FEDER, KASZOVITZ, ISAACSON, WEBER, SKALA, BASS & RHINE LLP
              750 LEXINGTON AVENUE, NEW YORK, NEW YORK 10022-1200
                                 (212) 888-8200
                              FAX: (212) 888-7776
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: Not applicable.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                             PROPOSED MAXIMUM          PROPOSED
      TITLE OF EACH CLASS OF             AMOUNT TO BE         OFFERING PRICE      MAXIMUM AGGREGATE         AMOUNT OF
    SECURITIES TO BE REGISTERED           REGISTERED           PER UNIT(1)        OFFERING PRICE(1)    REGISTRATION FEE(1)
---------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per
  share............................     308,992 Shares          $19.15(2)             $5,917,197               $545
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c).

(2) Represents the average of the high and low sales prices of the Common Stock for February 26, 2002 as reported by the Nasdaq National Market.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION -- FEBRUARY 28, 2002

PROSPECTUS

                                 308,992 SHARES

                              JAKKS PACIFIC, INC.

                                  COMMON STOCK

     This Prospectus relates to 308,992 shares of common stock of JAKKS Pacific, Inc., a Delaware corporation. The shares may be sold from time to time by the holders thereof in the open market or in negotiated transactions. No shares will be sold by or for our account and we will not receive any proceeds from the sale of the shares. We will bear all costs associated with the offering and sale of the shares, other than any underwriting discounts, agency fees, brokerage commissions or similar costs applicable to the sale of any shares. These costs will be borne by the holders of the shares sold hereunder. Our common stock is traded on the Nasdaq National Market under the symbol JAKK. On February 26, 2002, the last reported sale price of our common stock was $19.70.

                             ---------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                The date of this Prospectus is           , 2002.

     In this prospectus, JAKKS, the Company, we, us and our refer to JAKKS Pacific, Inc. and, where the context requires (such as when we discuss our business, operations, properties or products), our subsidiaries.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Prospectus Summary..........................................     1
Risk Factors................................................     3
Disclosure Regarding Forward-Looking Statements.............     8
Use of Proceeds.............................................     9
Selling Shareholders........................................     9
Plan of Distribution........................................    10
Incorporation of Certain Information by Reference...........    11
Legal Matters...............................................    11
Experts.....................................................    11
Material Changes............................................    11
Where You Can Find More Information.........................    12

                               PROSPECTUS SUMMARY

     All of the information in this summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus, including information under "Risk Factors."

                              JAKKS PACIFIC, INC.

JAKKS

     We are a multi-line, multi-brand toy company that designs, develops, produces and markets toys and related products. Our principal products are (1) action figures and accessories featuring licensed characters, principally from the World Wrestling Federation, (2) Flying Colors molded plastic activity sets, compounds playsets and lunch boxes, (3) Wheels division products, including Road Champs die-cast collectible and toy vehicles and Remco toy vehicles and role-play toys and accessories, (4) Pentech writing instruments and activity products, (5) Child Guidance infant and pre-school electronic toys, toy foam puzzle mats and blocks, activity sets and outdoor products and (6) fashion dolls and related accessories. We focus our business on evergreen branded products that are less subject to market fads or trends and feature well-known brand names and simpler, lower-priced toys and accessories.

     We formed a joint venture with THQ in June 1998 to develop, manufacture and market, under an exclusive license with World Wrestling Federation Entertainment, video games based on World Wrestling Federation characters and themes. The joint venture's first products were released in November 1999.

     We have been successful at acquiring and capitalizing on evergreen brands, which are well-recognized trademarks or corporate, trade or brand names, some with long product histories. We continually review the marketplace to identify and evaluate evergreen brands that, for various reasons, we believe have potential for significant growth. We seek to acquire or license these brands and revitalize them by intensifying the marketing effort to restore and enhance consumer recognition and retailer interest. We reinforce brands by linking them with other evergreen brands on our products, adding to the branded product lines new items that we expect to enjoy greater popularity, eliminating products with fading popularity, adding new features and improving the functionality of products in the line. We also try to improve point-of-sale brand visibility through better shelf positioning and more eye-catching product packaging.

     We license much of the intellectual property we use in our business. We license the World Wrestling Federation trademark, as well as numerous other trademarks, corporate, trade and brand names and logos, from third parties, including Nickelodeon, Rugrats, Blue's Clues, Mickey Mouse, Barney, Teletubbies, Sesame Street, Looney Tunes and Powerpuff Girls. This enables us to use high-profile marks at a lower cost than that which we would incur if we purchased these marks or developed comparable marks on our own. By licensing marks, we have access to a far greater range of marks than those that would be available for purchase, and we maintain the flexibility to acquire newly-popular marks and to discontinue our use of marks whose popularity or value has faded. We also license technology produced by unaffiliated inventors and product developers to improve the design and functionality of our products. We believe that our experience in the toy industry, our flexibility and our recent success in developing and marketing products make us more attractive to toy inventors and developers.

     Most of our current products are relatively simple and inexpensive toys. We believe that these products have proven to have enduring appeal and are less subject to general economic conditions, toy product fads and trends, changes in retail distribution channels and other factors. In addition, the simplicity of these products enables us to choose among a wider range of manufacturers and affords us greater flexibility in product design, pricing and marketing.

     We sell our products through our in-house sales staff and independent sales representatives. Purchasers of our products include toy and mass-market retail chain stores, department stores, toy specialty stores and wholesalers. The Road Champs, Flying Colors and Pentech products are also sold to smaller hobby shops, specialty retailers and corporate accounts, among others. Our five largest customers are Target, Kmart,

Toys 'R Us, Wal-Mart, and Kay Bee Toys, which accounted for approximately 54.7% of our net sales in 2001. No other customers accounted for more than 2% of our net sales in 2001.

     JAKKS was incorporated in Delaware in January 1995 and began operations in April 1995. Our executive offices are located at 22619 Pacific Coast Highway, Malibu, California 90265 and our telephone number is (310) 456-7799.

THE OFFERING

     In December 2001, we acquired (the "Acquisition") all of the outstanding securities of Kidz Biz Limited, a private limited company organized under the laws of England ("KBUK"), and Kidz Biz Far East Limited, a Hong Kong private limited company ("KBHK"). As partial consideration for the Acquisition, the shareholders of KBUK and KBHK (the "Kidz Biz Shareholders") were issued an aggregate of 308,992 shares of our common stock. As an inducement for the Kidz Biz Shareholders to consummate the Acquisition, we agreed to register the shares for offer and sale to the public. The shares are being offered for sale hereunder by the Kidz Biz Shareholders.

Securities offered............   308,992 shares of common stock

Sellers.......................   The shares are being offered by our
                                 shareholders and not by us.

Offering prices...............   Prices then available on the Nasdaq National
                                 Market or in individually negotiated
                                 transactions.

Common stock to be outstanding
after the offering(1).........   18,829,504 shares

Use of proceeds...............   We will not receive any proceeds from the sale
                                 of the shares.

Risk factors..................   An investment in the shares involves a high
                                 degree of risk. See "Risk Factors."

Nasdaq National System trading
symbol........................   "JAKK"
---------------

(1) Does not include (i) 2,785,129 shares reserved by us for issuance upon exercise of all stock options included in our Third Amended and Restated 1995 Employee Stock Option, of which options to purchase 2,344,703 shares at prices ranging from $4.75 to $26.00 and expiring at various times from October 7, 2002 to January 1, 2012 have already been granted by us; and (ii) 166,875 shares reserved by us for issuance upon the exercise of outstanding warrants, at a price of $6.67 and expiring on June 9, 2008.

                                  RISK FACTORS

     The purchase of the shares involves a high degree of risk, including, but not necessarily limited to, the risks described below. Before purchasing the shares, you should consider carefully the general investment risks enumerated elsewhere in this prospectus and the following risk factors, as well as the other information contained in this prospectus.

WE ARE SUBJECT TO CHANGING CONSUMER PREFERENCES AND NEW PRODUCT INTRODUCTIONS

     Consumer preferences in the toy industry are continuously changing and difficult to predict. Relatively few products become popular with consumers and they often have short life cycles. We cannot assure you that:

     - our current products will continue to be popular with consumers;

     - our product lines or products that we introduce will achieve any significant degree of market acceptance; or

     - the life cycles of our products will be sufficient to permit us to recover licensing, design, manufacturing, marketing and other costs associated with those products.

Accordingly, our success will depend on our ability to enhance existing product lines and to develop new products and product lines. The failure of new product lines to achieve or sustain market acceptance could adversely affect our business, financial condition and results of operations. In addition, the success of many of our character- and theme-related products depends on the popularity of characters in movies, television programs, live wrestling exhibitions and other media. We cannot assure you that:

     - if the media related to our existing character- and theme-related product lines are successful, this success will result in substantial promotional value to our products;

     - we will be successful in obtaining licenses to produce new character- and theme-related products in the future; or

     - media related to our character- and theme-related product lines will be released at the times we expect or will be successful.

THERE ARE RISKS ASSOCIATED WITH OUR LICENSE AGREEMENTS

1.  Our Current Licenses Require Us to Pay Minimum Royalties

     Sales of products under trademarks or trade or brand names licensed from others accounted for substantially all of our net sales to date. Product licenses allow us to capitalize on characters, designs, concepts and inventions owned by others or developed by toy inventors and designers. Our license agreements generally require us to make specified minimum royalty payments, even if we fail to sell a sufficient number of units to cover these amounts. In addition, under certain of our license agreements, if we fail to achieve certain prescribed sales targets, we may be unable to retain or renew these licenses. Royalties earned under our license agreements were approximately $23 million in 2001. As of December 31, 2001, our aggregate minimum royalty payments in 2002 under our then current license agreements were approximately $3.2 million.

2.  The Use of Our Licenses Is Restricted

     Under some of our license agreements, the licensors have the right to review and approve our use of licensed products, designs or materials before we are permitted to make any sales. The refusal to permit our use of any licensed property in the way we propose, or any delay resulting from their review process, could prohibit or impede our development or sale of new products.

3.  New Licenses Are Difficult to Obtain

     Our success will depend in part on our ability to obtain additional licenses. Competition for desirable licenses is intense. We cannot assure you that we will be able to secure or renew significant licenses on terms acceptable to us. In addition, as we add licenses, the need to fund additional royalty advances and guaranteed minimum royalty payments may strain our cash resources.

OUR JOINT VENTURE WITH THQ IS SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES

     In addition to the risks relating to us and the toy industry, our joint venture with THQ faces the following risks:

     - The joint venture depends entirely on a single license, which gives it the exclusive right to produce and market video games based on World Wrestling Federation characters and themes. The popularity of wrestling, in general, and the World Wrestling Federation, in particular, is subject to changing consumer tastes and demands. A decline in the popularity of the World Wrestling Federation could adversely affect the joint venture's and our business, financial condition and results of operations.

     - The joint venture relies on hardware manufacturers and THQ's non-exclusive licenses with them for the right to publish titles for their platforms and for the manufacture of the joint venture's titles. If THQ's licenses were to terminate and the joint venture could not otherwise obtain these licenses from the manufacturers, it would be unable to publish additional titles for these manufacturers' platforms, which would materially adversely affect its and our business, financial condition and results of operations.

     - The software industry has experienced periods of significant growth in consumer interest, followed by periods in which growth has substantially declined. The joint venture's sales of software titles will be dependent, among other factors, on the popularity and unit sales of platforms generally, as well as on the relative popularity and unit sales of various platforms. The relative popularity of platforms has fluctuated significantly in recent years. An unexpected decline in the popularity of a particular platform can be expected to have a material adverse effect on consumer demand for titles released or to be released by the joint venture for these platforms.

     - The joint venture's failure to timely develop titles for new platforms that achieve significant market acceptance, to maintain net sales that are commensurate with product development costs or to maintain compatibility between its PC CD-ROM titles and the related hardware and operating systems would adversely affect the joint venture's and our business, financial condition and results of operations.

     - In general, THQ controls the day-to-day operations of the joint venture and all of its product development and production operations and, accordingly, the joint venture will rely exclusively on THQ to manage these operations effectively.

THE TOY INDUSTRY IS HIGHLY COMPETITIVE

     The toy industry is highly competitive. Many of our competitors have certain competitive advantages over us due to:

     - greater financial resources;

     - larger sales and marketing and product development departments;

     - stronger name recognition;

     - longer operating histories; and

     - greater economies of scale.

     In addition, the toy industry has no significant barriers to entry. Competition is based primarily on the ability to design and develop new toys, to procure licenses for popular characters and trademarks and to successfully market products. Many of our competitors offer similar products or alternatives to our products. Our competitors have obtained and are likely to continue to obtain licenses that overlap our licenses with respect to products, geographic areas and markets. We cannot assure you that we will be able to obtain adequate shelf space in retail stores to support our existing products or to expand our products and product lines or that we will be able to continue to compete effectively against current and future competitors.

WE MAY NOT BE ABLE TO SUSTAIN OR MANAGE OUR RAPID GROWTH

     We experienced rapid growth in net sales and net income in each of the last five years. As a result, comparing our period-to-period operating results may not be meaningful and results of operations from prior periods may not be indicative of future results. We cannot assure you that we will continue to experience growth in, or maintain our present level of, net sales or net income.

     Our growth strategy calls for us to continuously develop and diversify our toy business by acquiring other companies, entering into additional license agreements and expanding into international markets, which will place additional demands on our management, operational capacity and financial resources and systems. The increased demand on management may necessitate our recruitment and retention of additional qualified management personnel. We cannot assure you that we will successfully recruit and retain qualified personnel or expand and manage our operations effectively and profitably.

     In addition, implementation of our growth strategy is subject to risks beyond our control, including competition, market acceptance of new products, changes in economic conditions, our ability to obtain or renew licenses on commercially reasonable terms and our ability to finance increased levels of accounts receivable and inventory necessary to support our sales growth, if any. Accordingly, we cannot assure you that our growth strategy will be implemented successfully.

WE NEED TO BE ABLE TO ACQUIRE AND INTEGRATE COMPANIES AND NEW PRODUCT LINES SUCCESSFULLY

     Our growth strategy depends in part upon our ability to acquire companies or new product lines. To do this, we may require financing from external sources which we may not be able to obtain on acceptable terms. Future acquisitions will only succeed if we can effectively assess characteristics of potential target companies or product lines, such as:

     - financial condition and results of operations;

     - attractiveness of products;

     - suitability of distribution channels;

     - management ability; and

     - the degree to which acquired operations can be integrated with our operations.

     We cannot assure you that we can identify attractive acquisition candidates or negotiate acceptable acquisition terms, and our failure to do so may adversely affect our results of operations and our ability to sustain growth. Our acquisition strategy involves a number of risks, each of which could adversely affect our operating results, including:

     - difficulties in integrating acquired businesses or product lines, assimilating new facilities and personnel and harmonizing diverse business strategies and methods of operation;

     - diversion of management attention from operation of our existing business;

     - loss of key personnel from acquired companies; and

     - failure of an acquired business to achieve targeted financial results.

A FEW CUSTOMERS ACCOUNT FOR A LARGE PORTION OF OUR NET SALES

     Our five largest customers accounted for 54.7% of our net sales in 2001. Except for outstanding purchase orders for specific products, we do not have written contracts with or commitments from any of our customers. A substantial reduction in or termination of orders from any of our largest customers could adversely affect our business, financial condition and results of operations. In addition, pressure by large customers seeking a reduction in prices, financial incentives, a change in other terms of sale or for us to bear the risks and the cost of carrying inventory could also adversely affect our business, financial condition and results of operations.

WE DEPEND ON OUR KEY PERSONNEL

     Our success is largely dependent upon the experience and continued services of Jack Friedman, our Chairman and Chief Executive Officer, and Stephen G. Berman, our President and Chief Operating Officer. We cannot assure you that we would be able to find an appropriate replacement for Mr. Friedman or Mr. Berman if the need should arise, and any loss or interruption of Mr. Friedman's or Mr. Berman's services could adversely affect our business, financial condition and results of operations.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY POLITICAL OR ECONOMIC DEVELOPMENTS IN CHINA

     Substantially all of our products are produced by manufacturers in the People's Republic of China. As a result, our operations may be affected by many factors, including:

     - economic, political, governmental and labor conditions in China;

     - the possibility of expropriation, supply disruption, currency controls and exchange fluctuations;

     - China's relationship with the United States; and

     - fluctuations in the exchange rate of the U.S. dollar against foreign currencies.

1.  Loss of China's Most Favored Nation Status

     China currently enjoys Most Favored Nation status under United States tariff laws. China's Most Favored Nation status is reviewed annually by Congress, and the renewal of this status is subject to significant political uncertainties. The loss of China's Most Favored Nation status or the imposition of retaliatory or protectionist trade policies, such as a substantial increase in the duty on products we import into the United States from China, would adversely affect our business, financial condition and results of operations.

2.  Imposition of Trade Restrictions

     China may be subject to retaliatory trade restrictions imposed by the United States under various provisions of the Trade Act of 1974. The imposition by the United States of trade sanctions and subsequent actions by China would result in manufacturing and distribution disruptions or higher costs to us which, in turn, would adversely affect our business, financial condition and results of operations.

3.  Political Uncertainty in Hong Kong

     We maintain an office in Hong Kong to supervise and monitor manufacturing and product promotion in China. On July 1, 1997, sovereignty over Hong Kong was transferred from the United Kingdom to China. If Hong Kong's business climate were to become less favorable as a result of the transfer of sovereignty, it would adversely affect our business, financial condition and results of operations.

OUR PRODUCT SALES ARE SUBJECT TO SEASONAL AND QUARTERLY FLUCTUATIONS

     Our product sales are highly seasonal, with a majority of our sales occurring between September and December, the traditional holiday season. As a result, approximately 54.2% of our 2001 net sales occurred in the third and fourth quarters. This seasonality causes our quarterly operating results and working capital needs to fluctuate significantly.

OUR BUSINESS IS SUBJECT TO EXTENSIVE GOVERNMENT REGULATION AND TO POTENTIAL PRODUCT LIABILITY CLAIMS

     Our business is subject to various laws, including the Federal Hazardous Substances Act, the Consumer Product Safety Act, the Flammable Fabrics Act and the rules and regulations promulgated under these acts. These statutes are administered by the Consumer Product Safety Commission, which has the authority to remove from the market products that are found to be defective and present a substantial hazard or risk of serious injury or death. The Consumer Product Safety Commission can require a manufacturer to recall, repair or replace these products under certain circumstances. We cannot assure you that defects in our products will not be alleged or found. Any such allegations or findings could result in:

     - product liability claims;

     - loss of sales;

     - diversion of resources;

     - damage to our reputation;

     - increased warranty costs; and

     - removal of our products from the market.

Any of these results may adversely affect our business, financial condition and results of operations. There can be no assurance that our product liability insurance will be sufficient to avoid or limit our loss in the event of an adverse outcome of any product liability claim.

WE DEPEND ON OUR PROPRIETARY RIGHTS

     We rely on trademark, copyright and trade secret protection, nondisclosure agreements and licensing arrangements to establish, protect and enforce our proprietary rights in our products. The laws of certain foreign countries may not protect intellectual property rights to the same extent or in the same manner as the laws of the United States. We cannot assure you that we or our licensors will be able to successfully safeguard and maintain our proprietary rights. Further, certain parties have commenced legal proceedings or made claims against us based on our alleged patent infringement, misappropriation of trade secrets or other violations of their intellectual property rights. We cannot assure you that third parties will not assert intellectual property claims against us in the future. These claims could divert management attention from operating our business or result in unanticipated legal and other costs, which could adversely affect our business, financial condition and results of operations.

WE DEPEND ON THIRD-PARTY MANUFACTURERS

     We depend on third parties to manufacture all our products. Although we own the tools, dies and molds used to manufacture our products, we have limited control over the manufacturing processes themselves. As a result, any difficulties encountered by the third-party manufacturers that result in product defects, production delays, cost overruns or the inability to fulfill orders on a timely basis could adversely affect our business, financial condition and results of operations.

     We do not have long-term contracts with our third-party manufacturers. Although we believe we would be able to secure other third-party manufacturers to produce our products as a result of our ownership of the tools, dies and molds used in the manufacturing process, our operations would be adversely affected if we lost our relationship with any of our current suppliers or if our current suppliers' operations or sea or air transportation with our China-based manufacturers were disrupted or terminated even for a relatively short period of time. Our tools, dies and molds are located at the facilities of our third-party manufacturers. Accordingly, significant damage to these facilities could result in the loss of or damage to a material portion of our tools, dies and molds, in addition to production delays while new facilities were being arranged and replacement tools, dies and molds were being produced. We do not maintain an inventory of sufficient size to provide protection for any significant period against an interruption of supply, particularly if we were required to utilize alternative sources of supply.

     Although we do not purchase the raw materials used to manufacture our products, we are potentially subject to variations in the prices we pay our third-party manufacturers for products, depending on what they pay for their raw materials.

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE

     Market prices of the securities of toy companies are often volatile. The market price of our common stock may be affected by many factors, including:

     - fluctuations in our financial results;

     - the actions of our customers and competitors (including new product line announcements and introductions);

     - new regulations affecting foreign manufacturing;

     - other factors affecting the toy industry in general; and

     - sales of our common stock into the public market.

     In addition, the stock market periodically has experienced significant price and volume fluctuations which may have been unrelated to the operating performance of particular companies.

FUTURE SALES OF OUR SHARES COULD ADVERSELY AFFECT OUR STOCK PRICE

     As of February 26, 2002, there were 18,829,504 shares of our common stock outstanding. An additional 1,091,387 shares of our common stock are issuable upon the exercise of currently exercisable warrants and options. If all these shares were issued, we would have 19,920,891 shares of our common stock outstanding. In addition, 1,420,191 shares of our common stock are issuable upon the exercise of outstanding options that are not currently exercisable. Any sale of a substantial number of shares of our common stock in the public market after this offering, or the perception that such sales could occur, may adversely affect the market price of our common stock.

OUR MANAGEMENT EXERCISES SUBSTANTIAL CONTROL OVER OUR BUSINESS

     As of February 26, 2002, our directors and executive officers beneficially owned, in the aggregate, 1,113,013 shares of our common stock, representing approximately 5.6% of the common stock outstanding. Accordingly, if these persons act together, they could exercise considerable influence over matters requiring approval of our stockholders, including the election of our Board of Directors.

OUR ABILITY TO ISSUE BLANK CHECK PREFERRED STOCK AND OUR OBLIGATION TO MAKE SEVERANCE PAYMENTS COULD PREVENT OR DELAY TAKEOVERS

     Our certificate of incorporation authorizes the issuance of blank check preferred stock (that is, preferred stock which our Board of Directors can create and issue without prior stockholder approval) with rights senior to those of our common stock. In addition, our employment agreements with certain of our senior officers require us, under certain conditions, to make substantial severance payments to them if they resign after a change of control. These provisions could delay or impede a merger, tender offer or other transaction resulting in a change in control of JAKKS, even if such a transaction would have significant benefits to our stockholders. As a result, these provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When we use words like "intend," "anticipate," "believe," "estimate," "plan" or "expect," we are making forward-looking statements. We believe that the assumptions and expectations reflected in such forward-looking statements are reasonable, based on information available to us on the date of this prospectus, but we cannot assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. We have disclosed certain important factors that could cause our actual results to differ materially from our current expectations under "Risk Factors" elsewhere in this prospectus. You should understand that forward-looking statements made in connection with this offering are necessarily qualified by these factors. We are not undertaking to publicly update or revise any forward-looking statement if we obtain new information or upon the occurrence of future events or otherwise.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares covered by this prospectus.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information regarding beneficial ownership of our common stock as of February 26, 2002 by the selling shareholders. We believe that the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

                                           AMOUNT AND
NAME OF                               NATURE OF BENEFICIAL   SHARES REGISTERED   BENEFICIALLY OWNED
BENEFICIAL OWNER                           OWNERSHIP*            FOR SALE           AFTER SALE*
----------------                      --------------------   -----------------   ------------------
John Nimmo(1).......................        154,496               154,496               -0-
David Lipman(1)(2)..................        137,501(3)            137,501               -0-
Marilyn Lipman(2)...................         16,995(3)             16,995               -0-

---------------

 * The number of shares of common stock beneficially owned by a person or entity is determined under rules promulgated by the United States Securities and Exchange Commission. Under such rules, beneficial ownership includes any shares as to which a person or entity has sole or shared voting power or investment power. Included among the shares owned by such person are any shares which such person or entity has the right to acquire within 60 days after February 28, 2002. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares. Except for information in our records and reports filed by him or her with us, if any, we have no knowledge of whether a selling shareholder owns any other shares of our common stock or options or warrants to purchase shares of our common stock. We believe that none of the selling shareholders will own 1% or more of our outstanding shares if they sell all of their shares registered for sale.

(1) Messrs. Nimmo and Lipman were both directors of each of KBUK and KBHK until the closing of the Acquisition.

(2) David Lipman and Marilyn Lipman are husband and wife, and, in accordance with rules promulgated by the United States Securities and Exchange Commission, are deemed to beneficially own any shares owned by their spouses.

(3) Does not include options issued to Mr. Lipman to purchase 50,000 shares of our common stock, none of which are exercisable within 60 days after February 28, 2002.

  EARN OUT

     Pursuant to the terms of the Stock Purchase Agreement entered into in connection with the Acquisition, in the event KBUK and KBHK meet certain minimum sales requirements in any of 2002, 2003, 2004 or 2005, we will become obligated to issue additional shares of our common stock to the selling shareholders (the "Earn Out Shares"). The aggregate number of shares we may become obligated to so issue will never exceed 25,749 shares per each year in which the minimum sales requirements are met. In the event the maximum number of Earn Out Shares are issued to the selling shareholders in each of 2002, 2003, 2004 and 2005, we will have issued an aggregate of 102,996 Earn Out Shares to the selling shareholders. We have agreed to file, on behalf of the selling shareholders, a registration statement with the Commission on Form S-3 covering the Earn Out Shares within two months after the issuance thereof.

     Each of David Lipman and Marilyn Lipman (each, a "Locked-Up Shareholder") have agreed not to sell, assign, pledge or otherwise transfer, or engage in short selling or hedging transactions with respect to the Earn

Out Shares issued thereto upon the closing of the Acquisition (the "Closing") during any calendar quarter of 2002 in excess of the following amounts:

     - 3 months following the Closing -- 25% of the Earn Out Shares issued to the respective Locked-Up Shareholder;

     - 6 months following the Closing -- 50% of the Earn Out Shares issued to the respective Locked-Up Shareholder;

     - 9 months following the Closing -- 75% of the Earn Out Shares issued to the respective Locked-Up Shareholder; and

     - 1 year following the Closing -- 100% of the Earn Out Shares issued to the respective Locked-Up Shareholder.

  DAVID LIPMAN EMPLOYMENT

     Simultaneously with the closing of the Acquisition, David Lipman, one of the selling shareholders, entered into an employment agreement with us, pursuant to which he is required to perform certain executive and supervisory duties on our behalf. This agreement expires on December 31, 2005 (unless terminated earlier in accordance with its terms). In consideration for the services to be performed by Mr. Lipman, he will receive, inter alia, a base salary of L305,000 per annum, which amount increases to L315,000 per annum upon the first anniversary of the employment agreement for the remainder of the term, and he has been issued an option to purchase 50,000 shares of common stock at an exercise price of $19.02. The right to acquire 12,500 shares under this option vests on each of December 27, 2002, 2003, 2004 and 2005. This option will not be exercisable after 5:00 p.m. Pacific Time on December 26, 2007.

                              PLAN OF DISTRIBUTION

     We are registering 308,992 shares of our common stock covered by this prospectus on behalf of the selling shareholders. We will pay the costs and fees of registering our common stock, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to their sale of their common stock.

     The selling shareholders may, from time to time, sell all or a portion of their shares of our common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

     In effecting sales, brokers and dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers and dealers may receive commissions, discounts or concessions for their services from the selling shareholders or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. These commissions or discounts are not expected to exceed those customary in the types of transactions involved.

     The selling shareholders and any broker-dealer or agent involved in the sale or resale of the common stock may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the "Securities Act"), and a portion of any proceeds of sale and the broker-dealers' or agents' commissions, discounts, or concessions may be deemed to be underwriters' compensation under the Securities Act.

     In addition to selling their common stock under this prospectus, the selling shareholders may transfer their common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; and the sale of such shares may be made by such transferees in the public securities markets by delivery of this prospectus to the buyers in such transactions.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by us with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this prospectus. Our Commission file number to be used to locate these documents is 0-28104.

     (a) Our Annual Report on Form 10-K for the year ended December 31, 2000, as amended on October 5, 2001.

     (b) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 (as amended on September 10, 2001), June 30, 2001 (as amended on September 10, 2001) and September 30, 2001.

     (c) The description of our common stock contained in our Registration Statement on Form 8-A (File No. 0-28104), filed March 29, 1996, and the Description of Securities -- Common Stock incorporated therein by reference to our Registration Statement on Form SB-2 (Reg. No. 333-2048-LA).

     All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the termination of this offering, shall be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

                                 LEGAL MATTERS

     The legality of the Shares offered hereby has been passed upon for us by Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP, New York, New York. Murray L. Skala, a partner of that firm, is one of our directors and holds options to purchase 75,271 shares of our common stock, all of which are currently exercisable.

                                    EXPERTS

     Our consolidated financial statements as of December 31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000 incorporated by reference in this prospectus and elsewhere in this registration statement have been audited by Pannell Kerr Forster, Certified Public Accountants, A Professional Corporation, Los Angeles, California, independent auditors, as stated in their report incorporated by reference herein and are included in reliance upon the report of that firm given upon their authority as experts in accounting and auditing.

                                MATERIAL CHANGES

PROPOSED TOYMAX ACQUISITION

     We have recently entered into definitive agreements to acquire, through a wholly-owned subsidiary, Toymax International, Inc. ("Toymax") in two stages. The acquisition is subject to customary closing conditions, including compliance with the Hart-Scott-Rodino waiting period and other regulatory approvals and, as to the second stage, the approval of Toymax's stockholders. We expect to complete the first phase of the transaction in late February, at which point we will acquire operating control of Toymax, and to complete the second phase in the second quarter of 2002.

     In the first stage, we will purchase approximately 8.1 million shares of Toymax common stock, representing approximately 66.3% of the outstanding shares, from four principal stockholders. The purchase price for the Toymax common stock will be $4.50 per share, consisting of $3.00 in cash and 0.0798 shares of our common stock (based on a base value of $18.797 per share). The purchase price will be subject to certain adjustments if the value of our common stock (as determined in accordance with the Stock Purchase Agreement entered into between such shareholders and our subsidiary) varies by more than 10% from the base value and, in certain cases, all or part of the portion of the purchase price that would be payable in shares of our common stock may be payable in cash. At the closing of the stock purchase under the Stock Purchase Agreement (the "First Closing"), which is expected to be held promptly after the expiration or early termination of the Hart-Scott-Rodino waiting period, we will purchase these shares for an aggregate purchase price of approximately $36,450,000 and will, as soon as practicable thereafter, install our designees in a majority of Toymax's directorships. We expect to thereby assume operating control of Toymax. At the First Closing, all options and warrants for Toymax common stock held by the principal stockholders or their affiliates will be terminated.

     In the second stage of the transaction, we will cause our subsidiary to merge into Toymax, so that Toymax will become our wholly-owned subsidiary and the stockholders of Toymax, other than us or our affiliates, will receive merger consideration of $4.50 per share, which will be payable in the same form provided for, and subject to the same adjustment provisions as apply to, the stock purchase at the First Closing. We will cause Toymax to call a meeting of its stockholders to consider and act upon the merger. We intend to vote at the meeting in favor of the merger. Because we will own a majority of the outstanding shares of Toymax common stock, approval of the merger under the applicable state law would be assured.

     Promptly after approval of the merger at the meeting, we will cause the merger to become effective and pay the merger consideration in an aggregate amount of approximately $18,516,000. In addition to the payment of the merger consideration to the unaffiliated stockholders of Toymax, we have agreed to provide for the exchange of all of Toymax's then outstanding options and warrants for options to purchase our common stock or, under certain limited circumstances, the redemption for cash, in whole or in part, of Toymax's then outstanding options and warrants.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the reporting requirements of the Exchange Act. In accordance with the Exchange Act, we have and will continue to file reports, proxy statements and other information with the Commission. Reports and other information filed by us may be inspected and copied at the public reference facilities of the Commission in Washington, D.C. Copies of such materials can be obtained from the Public Reference Room of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Our common stock is listed on the Nasdaq National Market and reports and information concerning us can also be inspected through the Nasdaq Stock Market. We intend to furnish our shareholders with annual reports containing audited financial statements and such other periodic reports as we deem appropriate or as may be required by law.

     We will provide without charge to each person who receives this prospectus, upon written or oral request of such person, a copy of any of the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference. Such requests should be directed by mail to our Chief Financial Officer at the following address, facsimile number and telephone number:

     JAKKS Pacific, Inc.
     22619 Pacific Coast Highway
     Malibu, California 90265
     Facsimile: (310) 455-6352
     Telephone: (310) 456-7799

     We have filed with the Commission a registration statement on Form S-3 and all schedules and exhibits thereto under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and this offering, reference is made to such registration statement, including the exhibits filed therewith, which may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the registration statement may be obtained from the Commission at its principal office upon payment of prescribed fees. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the registration statement, each such statement is qualified in all respects by reference to the applicable document filed with the Commission.

               PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     It is expected that the following expenses will be incurred in connection with the issuance and distribution of the Common Stock being registered. All such expenses are being paid by the Company.

 SEC Registration fee.......................................   $     545
*Printing and Edgarization..................................       2,500
*Accountants' fees and expenses.............................       1,000
*Attorneys' fees and expenses...............................       7,500
*Miscellaneous..............................................         500
                                                               ---------
*Total......................................................   $  12,045
                                                               =========

---------------

* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Certificate of Incorporation provides that the personal liability of the directors of the Registrant shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware (DGCL). Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the Certificate of Incorporation does not eliminate the liability of a director for (1) any breach of the director's duty of loyalty to the Registrant or its stockholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (4) any transaction from which such director derives an improper personal benefit. The effect of this provision is to eliminate the rights of the Registrant and its stockholders to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (1) through (4) above. The limitations summarized above, however, do not affect the ability of the Registrant or its stockholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

     In addition, the Certificate of Incorporation provides that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. In general,
Section 145 of the DGCL permits the Registrant to indemnify a director, officer, employee or agent of the Registrant or, when so serving at the Registrant's request, another company who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     The Registrant maintains a directors' and officers' liability insurance policy covering certain liabilities that may be incurred by any director or officer in connection with the performance of his or her duties and certain liabilities that may be incurred by the Registrant, including the indemnification payable to any director or officer. This policy provides for $20 million in maximum aggregate coverage, including defense costs. The entire premium for such insurance is paid by the Registrant.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  EXHIBITS

EXHIBIT NUMBER                           DESCRIPTION
--------------                           -----------
      4.1        Form of certificate evidencing shares of common stock(1)
      5.1        Opinion of Feder, Kaszovitz, Isaacson, Weber, Skala, Bass &
                 Rhine LLP, counsel for the Registrant*
     23.1        Consent of Pannell Kerr Forster, Certified Public
                 Accountants, A Professional Corporation*
     23.2        Consent of Feder, Kaszovitz, Isaacson, Weber, Skala, Bass &
                 Rhine LLP (included in Exhibit 5.1)*
     24.1        Power of Attorney*

---------------

 *  Filed herewith.

(1) Filed as an exhibit to the Company's Registration Statement on Form SB-2 (Reg. No. 333-2048-LA), and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

     2. That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     4. That for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     6. That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

     7. That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malibu, State of California, on February 28, 2002.

                                          JAKKS PACIFIC, INC.

                                          By:    /s/  JACK FRIEDMAN

                                            ------------------------------------
                                                       Jack Friedman
                                                         Chairman

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE                                                       TITLE                       DATE
---------                                                       -----                 -----------------
               /s/ JACK FRIEDMAN                     Chairman and Chief Executive     February 28, 2002
------------------------------------------------     Officer (Principal Executive
                 Jack Friedman                                 Officer)

              /s/ JOEL M. BENNETT                      Chief Financial Officer        February 28, 2002
------------------------------------------------       (Principal Financial and
                Joel M. Bennett                          Accounting Officer)

             /s/ STEPHEN G. BERMAN                             Director               February 28, 2002
------------------------------------------------
               Stephen G. Berman

              /s/ DAVID C. BLATTE                              Director               February 28, 2002
------------------------------------------------
                David C. Blatte

              /s/ ROBERT E. GLICK                              Director               February 28, 2002
------------------------------------------------
                Robert E. Glick

             /s/ MICHAEL G. MILLER                             Director               February 28, 2002
------------------------------------------------
               Michael G. Miller

              /s/ MURRAY L. SKALA                              Director               February 28, 2002
------------------------------------------------
                Murray L. Skala

                                 EXHIBIT INDEX

EXHIBIT NUMBER                           DESCRIPTION
--------------                           -----------
      5.1        Opinion of Feder, Kaszovitz, Isaacson, Weber, Skala, Bass &
                 Rhine LLP, counsel for the Registrant*
     23.1        Consent of Pannell Kerr Forster, Certified Public
                 Accountants, A Professional Corporation*
     23.2        Consent of Feder, Kaszovitz, Isaacson, Weber, Skala, Bass &
                 Rhine LLP (included in Exhibit 5.1)*
     24.1        Power of Attorney*

---------------

 *  Filed herewith.